Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Neil Boss, Controller and Principal Financial Officer 919.468.0399, ext. 229 nboss@moissanite.com	Investor Relations: Deborah Pawlowski KEI Advisors 716.843.3908 dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

•	$5.8 million in cash and no long-term debt at end of quarter

•	Positive cash from operations

MORRISVILLE, N.C., May 5, 2009 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer and distributor of moissanite, a unique, brilliant jewel sold through jewelers and other retailers around the world, today reported its financial results for the first quarter ended March 31, 2009.

Net sales for the quarter were $2.5 million, down 27% from $3.4 million in the first quarter of 2008. The decline reflects the significant slowdown in the retail environment and reduced purchases from jewelry manufacturers serving major retailers that sell moissanite jewelry.

The 2009 first quarter had an operating loss of $1.0 million, which was a 10% improvement over the operating loss of $1.1 million in the 2008 first quarter. A $1.0 million reduction in operating expenses resulting from very tight cost control and management’s in-depth review of sales and marketing programs and activities more than offset the impact of a decline in sales. Net loss for the first quarter was $1.0 million, or $0.06 per diluted share, compared with a net loss of $0.7 million, or $0.04 per diluted share, for the first quarter of 2008. We did not recognize an income tax benefit for our operating losses during the first quarter of 2009 due to the uncertainty of sufficient future taxable income to utilize our deferred tax assets.

Richard A. Bird, Chief Executive Officer of Charles & Colvard, commented, “We have made significant progress in addressing some of the Company’s legacy cost issues. We reduced the Company’s spending for sales and marketing related programs that did not generate expected sales or consumer demand. We have also tested sales initiatives, with limited results, as we work to reduce our finished goods inventory. However, the consumer retail jewelry market has become increasingly difficult with very soft demand. We are experiencing sharply reduced sales and sales prospects, particularly with some of our larger existing customers and primarily due to higher than desired inventories of moissanite jewelry at retailers, but also due to bankruptcies and financial challenges facing retailers. These factors are severely constraining our sales opportunities.”

We received no significant orders during the first quarter of 2009 from our manufacturing customers to support in-case business at the largest retailers selling moissanite jewelry. Further,

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Charles & Colvard Reports First Quarter 2009 Financial Results

May 5, 2009

we do not expect significant orders from our manufacturing customers to service these larger retailers in the near term. As retailers evaluate their business, we are at risk that some retailers may not be able to achieve acceptable financial performance and may choose not to continue selling moissanite jewelry.

Financial Position

The Company generated $0.2 million in cash in the first quarter of 2009 as cost controls and cash collections helped to offset the net loss. We had $5.8 million in cash at the end of the quarter.

Total inventory, including long-term and consignment inventory, was $43.3 million at the end of the quarter up from $43.0 million at the end of 2008. The increase in inventory was primarily due to a $1.2 million non-cash purchase of inventory from a former customer as part of a receivable settlement with that customer. No purchases of raw material were made in the quarter. Trade accounts receivable were $0.8 million, down measurably from $3.8 million at the end of 2008, primarily due to cash collections and the impact of the settlement with the former customer.

First Quarter Review

Charles & Colvard’s domestic sales in the first quarter decreased 29% to $1.7 million compared with the first quarter of 2008 and international sales for the first quarter decreased 21% to $0.8 million. Total shipments of 13,000 carats for the current period were 29% less than the 18,000 carats shipped in the same period of 2008. Shipments of carats in the U.S. decreased 42% while international shipments of carats increased 5%. The average selling price per carat decreased 13% over the same period last year primarily due to a special pricing promotion offered to our customers during the first quarter of 2009.

Total operating expenses decreased 28% to $2.4 million, or 97% of sales, in the first quarter of 2009 compared with $3.4 million, or 99% of sales, in the first quarter of 2008. Marketing and sales expense was down $1.6 million in the first quarter of 2009 versus the prior year. The Company reduced its marketing activities as it assessed the effectiveness of its marketing and sales strategy. General and administrative expense increased by $0.4 million primarily due to a $0.3 million increase in legal and professional service fees, including the fees paid to Bird Capital Group (“BCG”) under the February 2009 Management Services Agreement.

Charles & Colvard Priorities and Strategy

Mr. Bird stated, “Our immediate priorities include the continued support of our current customers and retailer channels to attempt to gain more sales opportunities. We have also broadened the marketing opportunity for our current customers to have more flexibility in marketing and selling to different segments of the market including bridal and gift-giving.

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Charles & Colvard Reports First Quarter 2009 Financial Results

May 5, 2009

Mr. Bird continued, “In our recent reassessment of our long-term strategy, we recognize the distinctions between the jewel business and the jewelry business. Our primary business is the moissanite jewel business in which we have the advantage of being the sole-source worldwide. Strategically, we are seeking to expand moissanite’s market reach globally, increase market awareness of our jewel, develop additional marketing channels to the consumer, and help create a more compelling consumer value proposition that will drive increased demand.

We fully recognize the challenges of our current business in the current economy, and our legacy issues do divert resources from our strategic initiatives. It will take time to accomplish the improvements we seek. However, we believe we have a strategic direction that can ultimately improve our business significantly.”

NASDAQ Listing Status

In August 2008, Charles & Colvard was notified by the Listing Qualifications Division of The NASDAQ Stock Market LLC (“NASDAQ”) that the Company’s common stock is subject to potential delisting from the NASDAQ Global Select Market because, for the preceding 30 consecutive business days, the price of the Company’s common stock had closed below the minimum $1.00 closing bid price requirement. In response to extraordinary market conditions, NASDAQ has since suspended enforcement of the minimum $1.00 closing bid requirement until July 19, 2009. As a result of the temporary suspension, the Company currently has until November 18, 2009 to regain compliance with the minimum $1.00 closing bid price requirement for continued inclusion on the NASDAQ Global Select Market.

Teleconference and Webcast

The Company will host a teleconference and webcast today at 4:45 pm ET at which George Cattermole, Chairman, Richard Bird, CEO, and Neil Boss, Controller, will review the financial and operating results for the period and discuss Charles & Colvard’s corporate strategy and outlook. A question-and-answer session will follow.

The Charles & Colvard, Ltd. conference call can be accessed the following ways:

•

The live webcast can be found at www.charlesandcolvard.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562, and entering conference ID number 321356 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at www.charlesandcolvard.com and will be available through May 31, 2009.

•	A replay can also be heard by calling (201) 612-7415, and entering conference ID number 321356 and account number 3055. The telephonic replay will be available from

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Charles & Colvard Reports First Quarter 2009 Financial Results

May 5, 2009

7:45 p.m. on the day of release until 11:59 p.m. ET Tuesday, May 12, 2009.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels and is the highest quality diamond alternative available in the world based on its exceptional fire, brilliance, luster, durability and rarity. Charles & Colvard created Moissanite® is currently used in fine jewelry sold primarily through domestic and international retailers. The Company routinely posts news and other important information on its website www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on consumer acceptance of the Company’s products, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting operations in foreign countries, dependence on third parties, continued listing of our common stock on the NASDAQ Global Select Market, the impact of significant changes in our management team on our ability to execute our business strategy in the near term, and the impact of adverse resolution of legal proceedings on our operating results or financial condition, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

Financial Tables Follow

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Charles & Colvard Reports First Quarter 2009 Financial Results

May 5, 2009

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Net sales	$2,485,188	$3,403,883
Cost of goods sold	1,082,309	1,157,087

Gross profit	1,402,879	2,246,796

Operating expenses:
Marketing & sales	333,966	1,917,912
General & administrative	1,858,392	1,424,378
Research & development	210,180	14,092

Total operating expenses	2,402,538	3,356,382

Operating loss	(999,659)	(1,109,586)

Interest income	10,261	48,559

Pretax loss	(989,398)	(1,061,027)

Income tax expense (benefit)	27,102	(362,942)

Net loss	$(1,016,500)	$(698,085)

Basic net loss per share	$(0.06)	$(0.04)

Diluted net loss per share	$(0.06)	$(0.04)

Weighted-average common shares:
Basic	18,376,588	18,106,526

Diluted	18,376,588	18,106,526

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Charles & Colvard Reports First Quarter 2009 Financial Results

May 5, 2009

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current Assets
Cash and equivalents	$5,827,394	$5,587,144
Receivables:
Trade	765,210	3,754,657
Interest	484	2,747
Income tax	2,074,624	2,074,420
Note	142,000	142,000
Inventory, net	6,555,227	6,849,239
Inventory on consignment, net	966,867	1,442,608
Prepaid expenses and other assets	386,680	500,643
Deferred income taxes	1,484,140	1,231,071

Total Current Assets	18,202,626	21,584,529

Long Term Assets
Notes receivable	82,627	82,627
Inventory, net	35,806,544	34,727,841
Furniture and equipment, net	380,104	412,234
Patent and license rights, net	268,730	279,315
Deferred income taxes	685,552	940,903

Total Long Term Assets	37,223,557	36,442,920

	$55,426,183	$58,027,449

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$577,123	$1,631,074
Deferred revenue	—	171,181
Accrued payroll	121,309	144,189
Accrued co-op Advertising	225,274	401,849
Accrued expenses and other liabilities	374,801	479,395

Total Current Liabilities	1,298,507	2,827,688

Long Term Liabilities
Accrued income taxes	3,179,135	3,154,110

Total Liabilities	4,477,642	5,981,798

Shareholders’ Equity
Common stock	52,910,075	52,910,075
Additional paid-in capital — share based compensation	6,096,636	6,177,246
Retained deficit	(8,058,170)	(7,041,670)

Total Shareholders’ Equity	50,948,541	52,045,651

	$55,426,183	$58,027,449

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